UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2016

Warner Music Group Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 275-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 28, 2016, the Board of Directors (the “Board”) of Warner Music Group Corp. (the “Company”) was increased in size to twelve (12) directors and Ynon Kreiz was unanimously elected by the Company’s stockholders at a special meeting to fill the vacancy on the Board as a result of such increase. Mr. Kreiz will hold office until the next annual general meeting of shareholders or until removed from office in accordance with the Company’s bylaws. Mr. Kreiz was also appointed by the Board on April 28, 2016 to the Audit Committee of the Company, with such committee appointment to be effective as of May 9, 2016. Upon the effectiveness of his appointment to the Audit Committee, Mr. Kreiz will replace Lincoln Benet on the committee. There was no arrangement or understanding between Mr. Kreiz and any other person pursuant to which he was selected as a director.

Mr. Kreiz served as the Chairman and CEO of Maker Studios from March 2012 to January 2016, the global leader in online short-form video and the largest content network on YouTube. Maker specializes in reaching millennial audiences across multiple programming genres. Maker’s network includes 65,000 independent creators from more than 100 countries. Maker Studios was acquired by the Walt Disney Company in May 2014.

Before joining Maker, from June 2008 to June 2011, Mr. Kreiz was Chairman and CEO of Endemol Group, the world’s largest independent television production company, with major international programming franchises including “Big Brother” and “Deal or No Deal.” Endemol Group comprised 85 production entities in 33 countries, with 6,500 employees. Under his management, Endemol produced more than 10,000 hours of programming per year for over 300 broadcasters worldwide and became one of the world’s largest independent distributors of English speaking programming.

Prior to Endemol, from 2005 to 2007, Mr. Kreiz was a General Partner at Balderton Capital (formerly Benchmark Capital Europe). Prior to that, Mr. Kreiz co-founded Fox Kids Europe N.V. where he was Chairman and CEO from 1996 to 2002. Under his leadership, Fox Kids Europe became one of the fastest growing pay-TV channels in Europe and the Middle East, broadcasting in 56 countries in 17 languages. Fox Kids Europe was listed on the Euronext Stock Exchange in Amsterdam in 1999 and the majority shareholding was acquired by the Walt Disney Company in 2001.

Mr. Kreiz holds a B.A. in Economics and Management from Tel Aviv University and an M.B.A. from UCLA’s Anderson School of Management where he currently serves on the Board of Visitors.

We believe Mr. Kreiz’s experience advising companies and years of executive management, among other qualifications described above, give him the qualifications and skills to serve as a director of the Company.

Director Compensation

The Board and the Company’s shareholders also approved new director compensation for Noreena Hertz, Ynon Kreiz, Tom Lee and Oliver Slipper, in their capacity as members of the Board, through payment and remittance of annual fees in the amount of $75,000 per annum to be paid quarterly in arrears and remitted in equal amounts (pro rated for any period of less than full service) on the last day of each fiscal quarter, effective as of October 1, 2015 for each of Ms. Hertz, Mr. Lee and Mr. Slipper, and effective as of April 28, 2016 for Mr. Kreiz.

On April 29, 2016, the Company issued a press release announcing the election of Mr. Kreiz to the Board. A copy of the press release is furnished herewith as Exhibit 99.1.

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITYHOLDERS.

The information under Item 5.02 above is incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits. The following Exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press release issued by Warner Music Group Corp. on April 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Warner Music Group Corp.

Date: April 29, 2016	By:	/s/ Paul M. Robinson
Paul M. Robinson
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Warner Music Group Corp. on April 29, 2016.